KIRKLAND’S REPORTS FOURTH QUARTER SALES

NASHVILLE, Tenn. (February 21, 2020) — Kirkland’s, Inc. (NASDAQ: KIRK) today reported sales for the 13-week and 52-week periods ended February 1, 2020.
Net sales for the 13 weeks ended February 1, 2020 were $209.4 million compared with $216.1 million for the 13 weeks ended February 2, 2019. Comparable store sales, including e-commerce sales, decreased 2.7% compared to a decrease of 3.3% in the prior year. Kirkland’s did not open or close any stores during the period. The Company had 432 stores at year end.
Net sales for the 52 weeks ended February 1, 2020 were $603.9 million compared with $647.1 million for the 52 weeks ended February 2, 2019. Comparable store sales, including e-commerce sales, decreased 7.1% compared to a decrease of 1.3% in the prior year. Kirkland’s opened five stores and closed one store during the 52-week period ended February 1, 2020.
“The enhancements we are making to the merchandise assortment are gaining traction with customers, and we are seeing the benefit in the sequential comparable sales improvement through the second half of the year,” said Woody Woodward, Chief Executive Officer. “Weaker sales in November were followed by a stronger December and January, led by an increase in e-commerce revenues of 38%. With $30 million in cash at year end, no debt, a more streamlined infrastructure and store closures in February and March, we believe we are well positioned to continue to execute on improving the relevancy and quality of our assortment.”
Investor Conference Call and Web Simulcast
Kirkland’s will issue its earnings release for the fourth quarter before the market opens on Friday, March 13, 2020, and will host a conference call on the same day at 9:00 a.m. ET. The number to call for the interactive teleconference is (412) 542-4163. A replay of the conference call will be available through Friday, March 20, 2020, by dialing (412) 317-0088 and entering the confirmation number, 10139676.
A live webcast of Kirkland’s quarterly conference call will be available online on the Company’s Investor Relations Page on March 13, 2020, beginning at 9:00 a.m. ET. The online replay will follow shortly after the call and continue for one year.
About Kirkland’s, Inc.
Kirkland’s, Inc. is a specialty retailer of home décor in the United States, currently operating 432 stores in 37 states as well as an e-Commerce enabled website, www.kirklands.com. The Company’s stores present a broad selection of distinctive merchandise, including holiday décor, furniture, art, fragrance and accessories, ornamental wall décor, decorative accessories, mirrors, lamps, textiles, artificial floral products, gifts, housewares, outdoor living items, frames and clocks. The Company’s stores offer an extensive assortment of holiday merchandise during seasonal periods as well as items carried throughout the year suitable for gift-giving. More information can be found at www.kirklands.com.

Forward-Looking Statements
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to the finalization of the Company’s quarterly financial and accounting procedures. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Kirkland’s actual results to differ materially from forecasted results. Those risks and uncertainties include, among other things, the impact of store closures in 2020, the effectiveness of the Company’s marketing campaigns, risks related to changes in U.S. policy related to imported merchandise, particularly with regard to the impact of tariffs on goods imported from China and strategies undertaken to mitigate such impact, risks associated with the spread of the coronavirus and its possible impact on the Company’s supply chain, the Company’s ability to retain its senior management team, continued volatility in the price of the Company’s common stock, the competitive environment in the home décor industry in general and in Kirkland’s specific market areas, inflation, fluctuations in cost and availability of products, interruptions in supply chain and distribution systems, including our e-commerce systems and channels, the ability to control employment and other operating costs, availability of suitable retail locations and other growth opportunities, disruptions in information technology systems including the potential for security breaches of Kirkland’s or its customers’ information, seasonal fluctuations in consumer spending, and economic conditions in general. Those and other risks are more fully described in Kirkland’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed on March 29, 2019 and subsequent reports. Kirkland’s disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.